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FORM 8-A

Securities and Exchange Commission
Washington, D.C. 20549

For registration of certain classes of securities
pursuant to section 12(b) or (g) of the

Securities Exchange Act of 1934

ANALEX CORPORATION (Exact name of registrant as specified in its charter)
DELAWARE (State of incorporation or organization)	71—0869563 (I.R.S. Employer Identification No.)
5904 Richmond Highway, Suite 300, Alexandria, VA (Address of principal executive offices)	22303 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, per value $.02 par share	American Stock Exchange

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

        Securities Act registration statement file number to which this form relates:                         (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)
(Title of class)

Information required in registration statement

Item 1.    Description of Registrant's Securities to be Registered.

        The Registrant's authorized capital stock consists of 35,000,000 shares, of which 30,000,000 are common stock, par value $0.02 per share (the "Common Stock") and 5,000,000 are preferred stock, par value $0.02 per share (the "Preferred Stock").

        All holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the terms of any Preferred Stock the Registrant may issue, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant's Board of Directors at its discretion from funds legally available therefor. Upon the dissolution, liquidation or winding up of the Registrant, after payment of any preferential amounts to be distributed to the holders of any Preferred Stock the Registrant may issue, the holders of Common Stock are entitled to receive ratably the assets of the Registrant available after the payment of debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

        The Registrant's Board of Directors has the authority, without the action of the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions on each series, any and all of which may be greater than the rights of the Common Stock. If the Registrant's Board of Directors so authorizes, the holders of any Preferred Stock issued by the Registrant may be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions, such as a tender offer or merger, or might be given a disproportionately large number of votes. Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms, such as the right to elect additional directors to the Registrant's Board of Directors, that might make an acquisition of a controlling interest in the Registrant more difficult or more costly.

Item 2.    Exhibits.

        Not Applicable

Signature

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	Analex Corporation
Date	February 24, 2003
By	/s/ Ronald B. Alexander Ronald B. Alexander Senior Vice President and Chief Financial Officer

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Information required in registration statement
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
Signature